[MUNGER, TOLLES & OLSON LLP] LETTERHEAD





                         August 11, 1997




Western Asset Trust, Inc.
117 East Colorado Boulevard
Pasadena, California 91105

Dear Sir or Madam:

     Western Asset Trust, Inc. ("Company") is a corporation organized under the laws of the State of Maryland by Articles of Incorporation dated May 16, 1990 and Articles Supplementary dated November 13, 1991, March 29, 1994 and March 1, 1996. We understand that the Company is about to file Rule 24f-2 Notices pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, for the purpose of making definite the number of shares which the Company has registered under the Securities Act of 1933, as amended, and which were sold during the Company's fiscal year ended June 30, 1997.

     We have acted as counsel to the Company in various corporate and other matters. We have examined copies of the Articles of Incorporation, Articles Supplementary, and Bylaws, as now in effect, and such other corporate documents and certificates as we deemed necessary or appropriate for the purposes of this opinion. Based on the foregoing, it is our opinion that the shares of capital stock of the Company sold during the fiscal year ended June 30, 1997 and referred to in the Rule 24f-2 Notices, were validly issued and fully paid and are non-assessable. This opinion is limited to the Maryland General Corporation Law, and we express no opinion as to any other laws, including compliance with the Securities Act of 1933, the Investment Company Act of 1940 or applicable state securities

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MUNGER, TOLLES & OLSON LLP


Western Asset Trust, Inc.
August 11, 1997
Page 2




laws in connection with the offers or sales of shares of capital stock of the Company.

     This opinion is rendered solely for your benefit, and may not be used, relied upon or communicated to any other party without our prior written consent in each instance. We hereby consent to this opinion accompanying the Rule 24f-2 Notices which you are about to file with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption "Legal Counsel" in the prospectuses and statements of additional information of the Company filed as part of the Company's registration statement on Form N1-A.

                              Very truly yours,

                              /s/Munger, Tolles & Olson LLP

                              Munger, Tolles & Olson